UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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HOME DIAGNOSTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HOME DIAGNOSTICS, INC.
2400 NW 55th Court, Fort Lauderdale, Florida 33309

Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the 2008 Annual Meeting of Stockholders of Home Diagnostics, Inc. We will hold the meeting at 9:00 a.m. Eastern Time on June 3, 2008 at the Fort Lauderdale Marriott North Hotel, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309.

On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Home Diagnostics, Inc.

Sincerely,

George H. Holley Chairman of the Board	J. Richard Damron, Jr. President and Chief Executive Officer

HOME DIAGNOSTICS, INC.
2400 NW 55th Court, Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2008

To the Stockholders of Home Diagnostics, Inc.:

The Board of Directors of Home Diagnostics, Inc., a Delaware corporation (the “Company”), hereby gives notice that the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) will be held on June 3, 2008 at 9:00 a.m. Eastern Time at the Fort Lauderdale Marriott North Hotel, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309, for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two Class II directors as members of the Board of Directors of the Company, each to serve for a term of three years or until his successor has been elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 14, 2008, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All holders of record of shares of the Company’s Common Stock at close of business on the record date are entitled to vote at the Annual Meeting by sending in the proxy voting form by the specified deadline or by attending the Annual Meeting and casting their vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald L. Rubin
Vice President, Chief Financial Officer and Secretary

April 28, 2008

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD BY THE DEADLINE (INDICATED ON THE PROXY CARD) IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

HOME DIAGNOSTICS, INC.
2400 NW 55th Court, Fort Lauderdale, Florida 33309

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

Home Diagnostics, Inc., a Delaware corporation (the “Company” or “HDI”), is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2008 Annual Meeting of Stockholders to be held on June 3, 2008 at 9:00 a.m. Eastern Time, at the Fort Lauderdale Marriott North Hotel, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 28, 2008.

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on April 14, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. Stockholders who hold shares of Common Stock in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were 17,900,865 shares of Common Stock outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting and broker non-votes, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

Registration and seating will begin at 8:30 a.m. All stockholders attending the Annual Meeting will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received that does not specify a vote or an abstention and is not revoked prior to exercise, the shares represented by that proxy card will be voted as recommended by the Board of Directors as follows:

FOR the election of the director nominees.

FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

The Company does not anticipate, as of the date hereof, any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, to the extent allowed under Delaware law, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Delaware law, if a quorum exists at the Annual Meeting, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

The Company requests that brokerage firms, bank nominees and other institutions that act as nominees or fiduciaries for owners of Common Stock, forward this Proxy Statement and proxies to persons for whom they hold shares and obtain authorization for the execution of proxies. If shares are held in the name of a brokerage firm, bank or nominee, only the brokerage firm, bank or nominee can sign a proxy with respect to stockholders’ shares. Accordingly, such stockholder will not be able to vote their shares in person should they attend the Annual Meeting. Instead, the stockholder should contact the person responsible for their account and give instructions for a proxy representing their shares to be signed and voted as directed.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved.

If a stockholder’s shares are held by a broker, bank or other agent as nominee (that is, in “street name”), the stockholder must obtain a proxy form from the institution that holds such shares and follow the instructions included on that form regarding how to instruct the broker, bank or other agent to vote such shares. If the stockholder does not give instructions to the broker, bank or other agent, they can vote such shares with respect to certain routine items, such as Proposal 1, the election of directors, but not with respect to other items. On non-routine items for which the stockholder does not give instructions to the broker, bank or other agent, the shares will be treated as broker non-votes.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the Annual Meeting.

The proxy card accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is enclosed with this Proxy Statement for each stockholder.

PROPOSAL 1 — ELECTION OF DIRECTORS

The number of members of the Company’s Board of Directors has been established as six by the Board. Currently, there are six directors serving on the Board. Pursuant to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, both adopted in connection with the Company’s initial public offering of shares of Common Stock in September 2006, the Board of Directors of the Company is divided into three classes serving staggered terms. Currently, the Class I directors are serving a term of three years expiring at the Company’s 2010 Annual Meeting of Stockholders, the Class II directors are serving an initial term of two years expiring at the Company’s 2008 Annual Meeting of Stockholders and the Class III directors are serving an initial term of three years expiring at the Company’s 2009 Annual Meeting of Stockholders. Upon expiration of the initial term of each class of directors, the directors of such class will be elected for further terms of three years. The Board of Directors has nominated each of G. Douglas Lindgren and Richard A. Upton, the incumbent Class II directors of the Corporation, to stand for re-election as a Class II director, each to serve a term of three years. Each director so elected will hold office until the 2011 Annual Meeting of Stockholders and the election and qualification of his successor. Each nominee has indicated that he is willing and able to serve as a Class II director of the Company.

Directors are elected by a plurality of votes cast at the Annual Meeting; any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If you do not wish your shares to be voted for either or both nominees, you may so indicate in the space provided on the proxy form for withhold authority. All proxies received by the Board of Directors will be voted FOR Messrs. Lindgren and Upton if no direction to the contrary is given. In the event that a nominee is unable or declines to serve, the proxies will be voted for the election of any alternate nominee who is designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Nominating and Corporate Governance Committee has affirmatively determined that each nominee qualifies for election under the criteria for evaluation of directors described under “Process for Identifying and Evaluating Nominees” on page 10 of this Proxy Statement. In addition, the Board has determined that each nominee qualifies as independent under applicable regulations. See “Director Independence” on page 11 of this Proxy Statement.

Biographical information regarding the nominees is set forth in the section entitled “Management of the Company — Executive Officers and Directors” below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AS CLASS II MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

In April 2008, the Audit Committee determined that the annual selection of the Company’s independent registered public accounting firm would be submitted to the Company’s stockholders for ratification. The Audit Committee selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2008, subject to ratification by the Company’s stockholders. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm in 2007.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the stockholders that voted for or against or expressly abstained from voting is necessary to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of the selection of the Company’s independent registered public accounting firm. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and a broker non-vote will not have any effect on the vote.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

MANAGEMENT OF THE COMPANY

The executive officers of the Company and members of the Board of Directors are identified below:

Name	Age	Position with the Company

J. Richard Damron, Jr.	58	President and Chief Executive Officer and Director (Class III)
Ronald L. Rubin	42	Vice President, Chief Financial Officer and Secretary
Christopher J. Avery	45	Managing Director, Home Diagnostics (UK) Limited
Daniel S. Falter	45	Vice President, Marketing
George S. Godfrey	42	Vice President, Operations
Gregg A. Johnson	47	Vice President, Consumer Healthcare
T. Gary Neel	45	Vice President, Research and Development
Robert Tsao	51	Managing Director, Applied Sciences Corporation
Scott I. Verner	43	Senior Vice President, Sales and Marketing
George H. Holley(1)(3)	67	Chairman of the Board (Class III)
Donald P. Parson(3)	66	Vice Chairman of the Board (Class I)
G. Douglas Lindgren(1)(2)	63	Director (Class II)
Richard A. Upton(1)(2)	44	Director (Class II)
Tom Watlington(2)(3)	52	Director (Class I)

(1)	Member of Compensation Committee

(2)	Member of Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers and Directors

J. Richard Damron, Jr. has served as President and Chief Executive Officer and as a director of HDI since February 2001. Mr. Damron served as a consultant to HDI from August 2000 to February 2001. Mr. Damron has been employed in the medical products industry since 1980, in both operational and financial roles. Prior to joining HDI, Mr. Damron was Senior Vice President and Chief Financial Officer of Apollo Eye Group, Inc. He previously served as Senior Vice President, Mergers and Acquisitions and Chief Financial Officer of Chiron Vision Corp, was a partner in the investment firm of Tullis Cook & Co., and was the Executive Vice President of Operations at Cooper Vision Cilco. Mr. Damron holds a Bachelor of Business Administration in Accounting from Marshall University.

Ronald L. Rubin has served as Chief Financial Officer and Secretary of HDI since November 2005. Prior to joining HDI, Mr. Rubin held the position of Executive Vice President and Chief Financial Officer for Waste Services, Inc., a solid waste services company operating in the United States and Canada, from September 2003 to May 2005. Prior to that, Mr. Rubin served as Chief Accounting Officer and Controller for Paxson Communications Corporation, from February 2001 to August 2003, and in various capacities for AutoNation Inc., a Fortune 100 company, from March 1996 to February 2001, most recently as Vice President, Controller. Mr. Rubin earned a Bachelor of Science in Accounting from American University and a Master of Science in Taxation from Florida International University. Mr. Rubin is a Certified Public Accountant.

Christopher J. Avery has served as Managing Director of Home Diagnostics (UK) Limited, a wholly owned subsidiary of HDI, since its acquisition by HDI in May 2005, and prior to that served as its General Manager from January 2000 to May 2005. Prior to joining Home Diagnostics (UK) Limited, Mr. Avery worked for LifeScan UK, a Johnson & Johnson Company, in sales and sales management, and as the Government and Professional Relations

Manager. He also held multiple positions at Hypoguard, including Project Manager, where he led the test strip team and developed multiple products and manufacturing processes. Mr. Avery holds a Certificate in Business Administration from Southampton University Management School and a High National Diploma in Mechanical Engineering from Suffolk College of Higher and Further Education.

Daniel S. Falter has served as Vice President, Marketing of HDI since January 2007. Prior to joining HDI, Mr. Falter was Senior Director of Marketing and Product Commercialization for Andrx Corporation, now a wholly owned subsidiary of Watson Pharmaceuticals, Inc. From 2001 to 2204, Mr. Falter served as Senior Marketing Manager, Product Growth and Strategy for Caremark, Inc., a pharmacy benefit manager. Prior to Caremark, Mr. Falter worked as a marketing consultant from 2000 to 2001, Associate Director of Marketing for Searle/Pharmacia (now owned by Pfizer) from 1998 to 2000, and various management positions in marketing, sales and finance at Abbott Laboratories from 1988 to 1998. Mr. Falter began his career working at Arthur Andersen in Chicago. Mr. Falter earned a Bachelor of Business Administration from the University of Notre Dame.

George S. Godfrey has served as Vice President of Operations of HDI since September 2007. Previously, he served as Vice President of Supply Chain Management at HDI. Prior to joining HDI in 1999, Mr. Godfrey spent twelve years at Dade Behring, Inc, a diagnostic manufacturer of clinical laboratory reagents and instrument systems. During his tenure at Dade Behring, Inc, Mr. Godfrey held managerial positions in the company’s purchasing and planning, inventory control and manufacturing divisions before being elevated to Director of Operations in 1995. Mr. Godfrey holds a Bachelor of Science degree with a specialization in Purchasing and Materials Management from Florida State University.

Gregg A. Johnson has served as Vice President, Consumer Healthcare of HDI since 2001. Mr. Johnson joined HDI in October 1999. Prior to joining HDI, Mr. Johnson held the positions of Manager of National Accounts at Becton Dickinson Corp. Consumer Healthcare and Regional Sales Manager at Roche Diagnostics Corporation, Patient Care Systems Division. Mr. Johnson earned a Master of Management from Northwestern University’s Kellogg School of Management and a Bachelor of Science from Illinois State University.

T. Gary Neel has served as Vice President, Research and Development of HDI since June 2006. From September 2000 to June 2006, he served as the Director, Engineering — Research and Development. Mr. Neel came to HDI from Boehringer Mannheim Diagnostic Corporation, which was acquired by Roche Diagnostics, where he worked for 14 years. Mr. Neel has studied Laser Electro-Optics and Electrical Engineering at Purdue University, University of Houston and Texas State Technical College.

Robert Tsao has served as Managing Director of Applied Sciences Corporation, a wholly owned subsidiary of HDI, since 1990. Mr. Tsao has extensive experience in the manufacturing industry and is recognized by the American Production Inventory Control Society, the world’s largest management association in the manufacturing domain, as a Certified Production Inventory Manager. Mr. Tsao earned a BSIE degree from Chung Yuan College, an MSIE degree from National Ching Hwa University, and an EMBA degree from National Taiwan University.

George H. Holley has served as a director of HDI and Chairman of the Board of HDI since 1985. Mr. Holley is the co-founder of HDI. He served as the Company’s President and Chief Executive Officer from 1994 to 1997. Mr. Holley has served as President of U.S. Sign & Fabrication, a signage wholesaler, since 1991 and as President of Eye Level Corp., a consumer products company, since 2001. Prior to starting his own business ventures, Mr. Holley was employed with General Electric from 1967 through 1979. He graduated from Northwestern University’s Kellogg School of Management with a Master of Business Administration in Management/Marketing, and from the University of Notre Dame with a Bachelor of Business Administration in Finance.

Scott I. Verner has served as HDI’s Senior Vice President of Sales and Marketing since July 2007. Previously, Mr. Verner was the Vice President of Sales and Corporate Vice President for EyeTel Imaging, a joint venture of Radius Ventures, Bain Capital Ventures, Johns Hopkins and Eli Lilly, focused on developing technologies to treat diabetes and micro-vascular disease. Prior to serving at EyeTel Imaging, Mr. Verner worked for Allergan, Inc., where he was instrumental in leading the spin-off of Advanced Medical Optics (AMO). Prior to that, Mr. Verner spent 12 years at Novartis where he held several sales and marketing positions within the company’s medical device, OTC and vision businesses. Mr. Verner earned a Bachelor of Arts in History and Economics from the University of Tampa.

Donald P. Parson has served as Vice Chairman of the Board since 2001 and has been a director of HDI since 1996. Mr. Parson is of counsel to the New York law firm of Satterlee Stephens Burke & Burke LLP, which acts as corporate counsel to HDI. He is a director of two publicly traded mutual funds, Philadelphia Fund and Eagle Growth Fund. Mr. Parson received a Juris Doctorate from Syracuse University College of Law, an L.L.M. from New York University School of Law, and a Bachelor of Arts from Duke University.

G. Douglas Lindgren has served as a director of HDI since March 2006. Since 1991, Mr. Lindgren has been President of Lindgren Equity Capital, Inc, a private equity firm he founded to invest in leveraged buy-outs and venture capital investments. Prior to that, Mr. Lindgren was President and CEO of Hunter-Melnor, Inc., which manufactured and marketed Hunter ceiling fans, Melnor lawn care products, and Kenroy lighting. His career has included various sales and marketing positions with General Electric Company, Texas Instruments, and The Toro Company. Mr. Lindgren received a Bachelor of Arts from University of Washington and a Masters in Business Administration from University of Michigan.

Richard A. Upton has served as a director of HDI since March 2006. He is the President of Upton Advisors, LLC, a healthcare investment bank. Mr. Upton has been advising companies since 1993, both as a senior healthcare investment banker for Salomon Brothers and for Bear, Stearns & Co. and as an independent advisor. Mr. Upton has served as a director of numerous private companies and serves as Chairman of the Board of Trustees for Pine Hill Waldorf School. Mr. Upton received a Masters in Business Administration from University of Virginia’s Darden School of Business Administration and a Bachelor of Arts degree from Amherst College.

Tom Watlington has served as a director of HDI since June 2007. He has served as the Chief Executive Officer of Triage Wireless Inc., a medical device company, since February 2006. From February 2006 until December 2006, Mr. Watlington also served as President of Naviscan Pet Systems, a radiopharmaceutical company. From January 1999 through September 2004, Mr. Watlington served as Senior Vice President of Commercial Operations of Biosite Inc., a medical device company, and from September 2004 until January 2006, he served as Executive Vice President and Chief Operating Officer of Biosite Inc. Mr. Watlington has a Bachelor of Science degree from the University of Maryland.

There are no family relationships among any of the Company’s directors, director nominee or executive officers.

BOARD MEETINGS AND COMMITTEES

During 2007, the Company’s Board of Directors held seven meetings and acted by unanimous written consent on one occasion. In connection with the Company’s initial public offering in September 2006, the Company established two standing committees of the Board of Directors: an Audit Committee and a Compensation Committee. In June of 2007, the Board established a Nominating and Corporate Governance Committee to oversee the Company’s director nominating process and corporate governance issues. During 2007, the Audit Committee met seven times, the Compensation Committee met six times and the Nominating and Corporate Governance Committee did not meet. During 2007, each member of the Board of Directors attended at least 75% of (i) the total number of meetings of the Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the period that he served.

Audit Committee.  From January 1, 2007 until June 5, 2007, the Audit Committee was comprised of G. Douglas Lindgren (Chairman), Donald P. Parson and Richard A. Upton. Mr. Parson resigned from the Audit Committee effective June 5, 2007, and the Board appointed Tom Watlington to fill the vacancy created by Mr. Parson’s resignation effective June 5, 2007. From June 5, 2007 through December 31, 2007, the Audit Committee was comprised of Messrs. Lindgren (Chairman), Upton and Watlington. As a recent public company, during the period of Mr. Parson’s service as a member of the Company’s Audit Committee, the Company relied upon certain Securities and Exchange Commission (“SEC”) and NASDAQ exemptions (including SEC Rule 10A-3(b)(1)(iv)(A)) allowing a minority of the members of the Audit Committee to be exempt from the SEC’s and NASDAQ’s independence requirements for a period of up to one year from the Company’s initial public offering. Mr. Parson did not meet the independence requirements of SEC Rule 10A-3 or the listing standards of the

NASDAQ Stock Market for audit committee members because he is of counsel to the law firm of Satterlee Stephens Burke & Burke LLP, counsel to the Company. Each of Messrs. Lindgren, Upton and Watlington do meet such independence requirements. The Board appointed Mr. Parson to the Audit Committee because at the time of his appointment, the Board did not have three independent directors as defined under the listing standards for the NASDAQ Stock Market and determined that Mr. Parson was the best qualified for such position of the remaining members of the Board based on his knowledge, experience and other personal qualifications. The Board of Directors has determined that the Company’s reliance on the exemptions from the SEC requirements relating to the independence of audit committee members with respect to Mr. Parson has not materially adversely affected the ability of the Audit Committee to act independently and satisfy the other requirements of SEC Rule 10A-3. Each member of the Audit Committee during 2007 is “financially literate” as the Board of Directors, in its business judgment, interprets such qualification. Mr. Lindgren is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Mr. Lindgren has earned an M.B.A. from the University of Michigan. Mr. Lindgren served as the President and Chief Executive Officer of Hunter-Melnor, Inc., a ceiling fan, lighting and lawn care manufacturing company, from 1988 to 1991. In such position, Mr. Lindgren was responsible for the supervision of finance and accounting activities. Mr. Lindgren has experience assessing the performance of companies with respect to the evaluation of financial statements in connection with his service as President of Lindgren Equity Capital, Inc., a private equity firm he founded in 1991 to invest in leveraged buy-outs and venture capital investments. The Board of Directors has determined, in the exercise of its business judgment, that Mr. Lindgren has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ Stock Market. The Audit Committee, among other responsibilities, recommends the hiring of the Company’s independent registered public accounting firm, reviews the functions of management and the Company’s independent registered public accounting firm pertaining to the Company’s audits and the preparation of the Company’s financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee. The Audit Committee is governed by a charter adopted by the Board of Directors on March 30, 2006, as amended. You can obtain a copy of this charter by requesting a copy from the Secretary of the Company or by accessing the Company’s website at www.homediagnostics.com.

Compensation Committee.  During 2007, the Compensation Committee was comprised of Richard A. Upton (Chairman), George H. Holley and G. Douglas Lindgren. The Board of Directors has determined that all members of the Compensation Committee are independent directors under the NASDAQ Stock Market listing standards. The Compensation Committee administers the Company’s benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees.

In connection with the Company’s initial public offering in September 2006 (the “IPO”), the Board of Directors of the Company approved the charter of the Compensation Committee. This charter provides that the Compensation Committee will perform an annual review and assessment of its charter. Stockholders can obtain a copy of this charter by requesting a copy from the Secretary of the Company or by accessing the Company’s website at www.homediagnostics.com.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee (i) was an officer or employee of the Company or a subsidiary of the Company during 2007, (ii) was formerly an officer of the Company or a subsidiary of the Company or (iii) had any relationship required to be disclosed pursuant to Item 404 of Regulation S-K, except that Mr. Holley served as Chief Executive Officer of the Company from 1994 to 1997.

During fiscal 2007, none of the Company’s executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s Compensation Committee; (b) a director of another company, one of whose executive officers served on the Company’s Compensation Committee; or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company’s directors.

Nominating and Corporate Governance Committee.  On June 5, 2007, the Board of Directors established the Nominating and Corporate Governance Committee to oversee the Company’s director nominating process and corporate governance issues. During 2007, the Nominating and Corporate Governance Committee was comprised of Donald P. Parson (Chairman), George H. Holley and Tom Watlington. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under the NASDAQ Stock Market listing standards.

The Nominating and Corporate Governance Committee’s responsibilities include oversight of the Company’s policies and procedures with respect to corporate governance and oversight of the structure and evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance is currently responsible for: (1) identifying individuals qualified to become Board members and recommending to the Board candidates to fill vacancies on the Board as they occur and the director nominees for the next annual meeting of stockholders; (2) recommending to the Board written corporate governance guidelines and monitoring compliance with said guidelines; (3) reviewing the composition of the Board and the committees and making recommendations to the Board based on such review; and (4) recommending to the Board director candidates for each committee. The functions of the Nominating and Corporate Governance Committee are more fully described in its charter, which may be found on the Company’s website at www.homediagnostics.com. For further details with respect to director nominations policies and procedures, see “Director Nominations,” “Stockholder Nominations from the Floor of the Annual Meeting” and “Process for Identifying and Evaluating Nominees” below.

DIRECTOR COMPENSATION

Non-employee directors receive the following compensation for Board and committee service:

Compensation
($)

Annual Board Retainer	20,000
Additional Chair Retainers
Chairman of the Board	15,000
Audit Committee Chair	10,000
Compensation Committee Chair	5,000
Nominating and Corporate Governance Committee Chair	5,000
Board Meeting Fees
In Person	2,000
Telephonic	1,000
Committee Meeting Fees
In Person	1,000
Telephonic	500

In addition, non-employee directors are entitled to an annual stock option grant with a fair market value equal to approximately $50,000. On June 5, 2007, the Company awarded each non-employee director a stock option grant for 13,500 shares, with an exercise price equal to the closing price of our Common Stock on that day. The options have a seven year term and vest in equal increments on the anniversary date of each director’s remaining term. Directors are also entitled to reimbursement for reasonable out-of-pocket expenses in connection with their travel and attendance at Board and committee meetings. Directors may elect to receive medical benefits in lieu of cash compensation.

2007 Compensation of Non-Employee Directors.  The following table lists the compensation paid to our non-employee directors in 2007.

Director Compensation

	Fees Earned or			All Other
	Paid in Cash	Option Awards		Compensation	Total
Name	($)	($)		($)(1)	($)

George H. Holley	$45,179	$48,117	(2)	$42,709	$136,005
Donald P. Parson	$23,941	$39,354	(2)	$15,059	$78,354
G. Douglas Lindgren	$40,908	$44,554	(2)	$10,592	$96,054
Richard A. Upton	$33,848	$44,554	(2)	$12,652	$91,054
Tom Watlington	$39,500	$18,114	(2)	$—	$57,614

(1)	Other compensation includes value of medical insurance benefits in lieu of cash for director retainer fees. For George Holley, includes administrative services valued at $36,888.

(2)	Grant date fair value of 2007 awards:

Messrs. Holley and Watlington	$49,275
Mr. Parson	$50,895
Messrs. Lindgren and Upton	$45,900

The following table presents outstanding stock options as of December 31, 2007 for non-employee directors:

Outstanding Equity Awards

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options
	(#)	(#)
Name	Exercisable	Unexercisable

George H. Holley	496,574	40,226
Donald P. Parson	439,060	27,540
G. Douglas Lindgren	4,250	17,750
Richard A. Upton	4,250	17,750
Tom Watlington	0	13,500

DIRECTOR NOMINATIONS

General.  All director nominees are recommended for the Board’s selection by the Nominating and Corporate Governance Committee. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee may consider candidates for the Board of Directors from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or stockholder recommendations, provided the procedures set forth below are followed. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate is recommended by a stockholder. However, in evaluating a candidate’s relevant business experience, the Nominating and Corporate Governance Committee may consider previous experience as a member of a board of directors.

Stockholder Recommendations.  A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Nominating and Corporate Governance Committee in writing at 2400 NW 55th Court, Fort Lauderdale, Florida 33309, Attention: Secretary, with whatever supporting material the stockholder considers appropriate, including (a) the name and address of the stockholder making the recommendation and the number of shares of the Company’s Common Stock that are owned beneficially and of record by such stockholder; (b) appropriate biographical information and a statement as to the qualifications of the individual being recommended as a potential director; (c) a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended; (d) such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then current SEC rules; and (e) an indication of the individual’s willingness to serve as a director of the Company. A stockholder recommendation should be submitted at least 90 days prior to the one-year anniversary of the last Annual Meeting of Stockholders of the Company. Additional information may be requested from time to time by the Nominating and Corporate Governance Committee from the individual being recommended or the recommending stockholder.

STOCKHOLDER NOMINATIONS FROM THE FLOOR OF THE ANNUAL MEETING

The Company’s Amended and Restated Bylaws provide that any stockholder entitled to vote at an annual stockholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the stockholder must provide to the Company’s Secretary written notice of the stockholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and record address of the stockholder making the nomination and the name, age, principal occupation or employment, and business and residence addresses of the person or persons to be nominated;

•	The class and number of shares of Company stock that each of the nominating stockholder and proposed nominees beneficially owns;

•	Any material interest of the nominating stockholder in such nominations; and

•	Any other information about the nominees that would be required to be disclosed in a proxy statement filed under then current SEC rules.

Any such notice must be sent to:  Home Diagnostics, Inc., Secretary, 2400 NW 55th Court, Fort Lauderdale, Florida 33309. The deadline for receipt of any stockholder nominations for the 2009 Annual Meeting of Stockholders is March 4, 2009.

PROCESS FOR IDENTIFYING AND EVALUATING NOMINEES

The Board will only recommend, consider and vote on director nominees who have been selected or recommended for the Board’s selection by the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board of Directors and factors such as independence, diversity, age, integrity, skills, expertise, breadth of experience, knowledge about the company’s business or industry and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the board and its committees. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the criteria set forth above.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee and technical expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Board of Directors, and others, including members of management, as appropriate.

The Company has no separate policy with regard to the consideration of any director candidates recommended by security holders. However, the Nominating and Corporate Governance Committee will consider director candidates recommended by security holders provided that such nominations are timely made as set forth above under the heading “DIRECTOR NOMINATIONS — Stockholder Recommendations”. Any person recommended by a security holder to serve on the Board of Directors will be considered upon the same terms as candidates recommended by any other person. To date, the Company has not received a proposal from a stockholder to nominate a director.

DIRECTOR INDEPENDENCE

On September 22, 2006, the Company’s Common Stock began trading on the NASDAQ Stock Market. In connection with its Common Stock listing, the Company became subject to the listing standards adopted by the NASDAQ Stock Market, including the NASDAQ director independence requirements. The full text of the NASDAQ Stock Market requirements can be found on its website (www.nasdaq.com). Under SEC and NASDAQ regulations, a minority of the members of each of the three standing committees of the Company’s Board of Directors are exempt from the SEC and NASDAQ independence requirements for a period of one year from the date of the Company’s initial public offering. During 2007, the only directors failing to meet such independence requirements were J. Richard Damron, Jr., who did not meet the NASDAQ independence requirements, and Donald P. Parson, who did not meet the SEC and NASDAQ independence requirements applicable to audit committee members, but who did meet the NASDAQ independence requirements applicable to directors that are not members of the Audit Committee. In making such determination, the Board considered (i) Mr. Parson’s status as of counsel to the law firm of Satterlee Stephens Burke & Burke LLP, counsel to the Company, and the revenues received by such firm, and Mr. Parson, in connection with legal services performed by such firm on behalf of the Company and (ii) Mr. Holley’s beneficial ownership of common stock of the Company. As of the date hereof, all members of the three standing committees of the Company’s Board of Directors meet the SEC and NASDAQ independence requirements.

The Board undertook its annual review of director independence in April 2008. During this review, the Board considered transactions and relationships between each director or any member of his immediate family or their respective affiliates and the Company and its subsidiaries and affiliates, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that each of the directors nominated for election at the Annual Meeting is independent of the Company and its management under the standards set forth in the requirements of the NASDAQ Stock Market. In addition, as further required by the NASDAQ Stock Market listing standards, the Board has made an affirmative determination as to each independent director that no material relationships exist between any non-employee director and the Company which, in the opinion of the Board, would interfere with the exercise of his independent judgment. For additional information regarding certain directors, see “Transactions with Related Persons” below.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in communicating directly with the non-employee directors as a group may do so by writing to: Chairman of the Board of Directors, Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, in an envelope marked “Confidential”. The Secretary of the Company will promptly forward to the Chairman of the Board of Directors all such correspondence. In addition, if you wish to communicate generally with the Board you may do so by writing to: Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309. The Secretary of the Company reviews all such non-confidential correspondence and regularly forwards to the Board of Directors a summary of all correspondence as well as copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such non-confidential correspondence.

Any stockholder or employee may submit at any time a good faith complaint regarding any accounting, accounting controls, internal controls or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. All such complaints are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. Confidential, anonymous reports may be made by writing to the Chair of the Audit Committee, c/o Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, in an envelope marked “Confidential.”

These policies and procedures are not intended to alter or amend the requirements a security holder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors or (3) recommend a candidate for the Board of Directors for consideration by the Board of Directors as set forth in the Company’s Amended and Restated Bylaws, the criteria and procedures regarding director nominations of the Board of Directors and/or Rule 14a-8 of the Securities Exchange Act of 1934 to the extent applicable.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings. All of the members of the Board of Directors attended the Company’s 2007 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines the Company’s executive compensation programs. It explains the decision making process used by our Compensation Committee, the reasoning behind our executive compensation programs, and the actions the Compensation Committee took related to the compensation of the following executives (our “Named Executive Officers”):

•	J. Richard Damron, Jr. — President and Chief Executive Officer

•	Ronald L. Rubin — Vice President, Chief Financial Officer and Secretary

•	Gregg A. Johnson — Vice President, Consumer Healthcare

•	Daniel S. Falter — Vice President, Marketing

•	Robert Tsao — Managing Director, Applied Sciences Corporation

I.	Overview of Our Compensation Programs

A. Philosophy and Objectives

The Compensation Committee is guided by the following philosophy and objectives when administering the Company’s executive compensation programs:

•	Compensation is Aligned with Stockholders’ Interests — The Compensation Committee believes that the most effective executive compensation program is one that aligns executives’ interests with those of the stockholders. To accomplish this objective, executives are granted stock options so that their total compensation is tied directly to the ultimate value realized by our stockholders.

•	Compensation is Competitive — The Compensation Committee seeks to provide a total compensation opportunity that allows the Company to attract, motivate and retain the executive talent that the Company needs in order to maximize its return to stockholders. To accomplish this objective, executive compensation is reviewed annually to ensure that compensation levels are competitive and reasonable given the Company’s level of performance.

•	Compensation Motivates and Rewards the Achievement of Goals — The Company’s executive compensation programs are designed to appropriately reward performance that meets and exceeds annual, long-term and strategic goals of the Company. To accomplish this objective, a significant portion of the executives’ compensation is at-risk.

B. Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes decisions regarding the compensation of our Named Executive Officers, including our Chief Executive Officer. The Compensation Committee’s responsibilities include but are not limited to the following:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other Named Executive Officers;

•	Evaluating the Chief Executive Officer’s performance at least annually in light of those goals and objectives, and to determine the Chief Executive Officer’s compensation level based on this evaluation;

•	Establishing and reviewing on an annual basis compensation to our Named Executive Officers, including (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, and (v) any other compensation, ongoing perquisites or special benefit items;

•	Reviewing and approving the Company’s employee benefit programs, including reviewing and approving any incentive-compensation and equity-based plans of the Company that are subject to Board approval;

•	Granting stock options and other stock and stock based awards to the Company’s Named Executive Officers, employees and other individuals in accordance with the terms of the Company’s stock plans.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, which is posted on our website at http://investor.homediagnostics.com/governance.cfm.

Role of the Chief Executive Officer

Our Chief Executive Officer, J. Richard Damron, Jr., makes recommendations to the Compensation Committee regarding the compensation of our other Named Executive Officers. The Compensation Committee often requests Mr. Damron to be present at Compensation Committee meetings where executive compensation and the performance of our Named Executive Officers are discussed and evaluated. Within the framework of the compensation programs approved by the Compensation Committee, Mr. Damron may recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for other Named Executive Officers. Mr. Damron does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation, and only Compensation Committee members are permitted to vote on matters related to the compensation of the Company’s Named Executive Officers.

Role of the Independent Compensation Consultant

The Compensation Committee engages Pearl Meyer & Partners (the “Consultant”) to assist in gathering and analyzing data, advising the Compensation Committee on compensation standards and trends, and assisting in the implementation of policies and programs. In 2007, Pearl Meyer & Partners also assisted the Compensation Committee with several projects, including benchmarking of director compensation, advice regarding equity awards and the preparation of this document. Pearl Meyer & Partners does not provide any other services to the Compensation Committee or the Company other than compensation consulting services. The Consultant’s role is to provide independent advice and counsel. The Consultant reports directly to the Chair of the Compensation Committee and may not work with management without the Chair’s permission. The Compensation Committee meets with the Consultant, without management present, to discuss our compensation programs. The Consultant may provide consulting advice to management outside the scope of executive compensation. All work completed by the Consultant, whether for the Compensation Committee or management, is subject to the approval of the

Compensation Committee. The Compensation Committee does not delegate authority to its outside advisor or to other parties.

C. Program Design

The Compensation Committee uses a simple and straightforward approach in compensating our Named Executive Officers in which base salary, annual incentives and stock options are the principal components. Executives generally participate in the same benefit programs as other full-time employees; however, in addition, certain executives including the Named Executive Officers are eligible to participate in a nonqualified deferred compensation plan. No perquisites above the SEC reporting threshold were provided to the Named Executive Officers in 2007, with the exception of car allowance and other miscellaneous perquisites for Mr. Tsao.

The Company’s executive compensation programs are designed to provide executives with a reasonable level of fixed compensation through base salary and benefits, and an opportunity to earn incentive compensation through the annual and long-term incentive programs based on Company performance and increases in the value of our stock. The incentive plans are designed to pay well when performance meets or exceeds expectations and pay little or no incentive if performance is below expectations.

As an executive’s level of responsibility increases, the Compensation Committee generally targets a greater portion of the executive’s compensation to be contingent upon performance. For example, the Company’s Chief Executive Officer and the other Named Executive Officers have a higher percentage of compensation at risk (and thus greater upside and downside potential) relative to the Company’s other employees. The Compensation Committee believes this is appropriate because the Named Executive Officers have the greatest influence on the Company’s performance.

D. Compensation Review Process and Role of Market Data

The Compensation Committee annually reviews compensation for our Named Executive Officers. In making its decisions, the Compensation Committee considers the executive’s role and responsibilities, Company and individual performance, and market data (as discussed below). This approach is used to set base salaries, annual incentive opportunities, stock option award levels and the mix of compensation elements.

On a periodic basis, the Compensation Committee engages Pearl Meyer & Partners, its independent compensation consultant, to perform a compensation review for certain executives. In performing the review, Pearl Meyer & Partners uses market data which includes published survey information and proxy data for a group of publicly held companies with comparable revenues in the medical device industry (i.e., “peer group”). In December 2006, Pearl Meyer & Partners prepared a compensation review for the U.S.-based Named Executive Officer positions at the time the study was performed (CEO, CFO and Vice President, Consumer Healthcare) as well as other senior executives of the Company, which was used by the Compensation Committee in setting 2007 salaries and incentive opportunities.

In compiling the survey data, Pearl Meyer & Partners reviewed published and private survey data from nationally recognized sources. The analysis matched executive positions by responsibilities. Pearl Meyer & Partners limited the survey scopes to those that most closely matched the Company’s business and revenues.

The peer group consists of companies in the medical device industry with comparable revenues to the Company and provides a view of the industry-specific market for executive talent for which the Company competes. The peer group used for the December 2006 compensation review consisted of the following 22 companies:

Abaxis Inc.	Immucor Inc.
Atrion Corp.	Iris International Inc.
Biosite Inc.	Medtox Scientific Inc.
Bruker Biosciences Corp.	Meridian Bioscience Inc.
Caliper Life Sciences Inc.	Merit Medical Systems Inc.
Cepheid Inc.	Molecular Devices Corp.
Cholestech Corp.	New Brunswick Scientific Co. Inc.
Foxhollow Technologies Inc.	Quidel Corp.
Harvard Bioscience Inc.	Techne Corp.
I-Flow Corp.	Tripath Imaging Inc.
Illumina Inc.	Ventana Medical Systems Inc.

The Compensation Committee believes that the peer group was representative of the companies with which the Company may compete for executive talent. The peer group is reviewed periodically and may be changed by the Compensation Committee if it is believed that such revisions would better reflect the Company’s marketplace for executive talent.

The Compensation Committee does not target a specific percentile of the survey or peer group data in which to compensate Named Executive Officers, nor does it target a certain percentage of compensation to be earned through each compensation component. While the Compensation Committee may compare the Named Executive Officers’ compensation levels to other executives or employees, the Compensation Committee has not established a specific relationship in which the Named Executive Officers’ compensation should have relative to others. In general, the Compensation Committee uses the market data to understand the range for an appropriate and competitive total compensation opportunity. In its deliberations, the Compensation Committee examines the market data, assesses Company performance, considers the observations and recommendations of its independent compensation consultant and those of the CEO for his direct reports and makes a decision with the goal of providing an appropriate total compensation package to each Named Executive Officer.

II.	Components of Compensation

The Company provides four compensation components to Named Executive Officers:

•	Base salary,

•	A cash annual incentive based on the achievement of specified goals and objectives,

•	Long-term incentive in the form of stock options, and

•	Benefits.

A. Base Salaries

The Company provides its Named Executive Officers a base salary commensurate with their position, responsibilities and experience. Salary adjustments are generally made each year on the employee’s employment anniversary date.

In 2007 the Compensation Committee approved the following salary adjustments, which were within the 2007 merit budget guidelines for all employees. The Compensation Committee considered each Named Executive Officer’s performance, the market data and compensation relative to other executives. Mr. Falter was hired on January 15, 2007 and did not receive a salary adjustment in 2007.

				Annual
	Effective	Annual Salary	Percentage	Salary after
Named Executive Officer	Date	before Adjustment	Increase	Adjustment

J. Richard Damron, Jr. — President and Chief Executive Officer	1/1/07	$500,000	5.0%	$525,000
Ronald L. Rubin — Vice President, Chief Financial Officer and Secretary	11/6/07	$283,500	5.0%	$297,675
Gregg A. Johnson — Vice President, Consumer Healthcare	2/19/07	$198,750	4.5%	$207,694
Robert Tsao — Managing Director, Applied Sciences Corporation(1)	1/1/2007	$201,380	4.0%	$209,435

(1)	Figures for Mr. Tsao’s salary are based on the average foreign exchange Taiwan to U.S. dollar conversion rate of 32.88 for 2007.

B. Annual Incentives

On March 12, 2007, the Compensation Committee approved the Home Diagnostics, Inc. 2007 Management Bonus Program (the “Bonus Program”). Named Executive Officers were rewarded under the plan for achieving certain revenue goals and operating income goals adjusted to exclude stock-based compensation (“Adjusted Operating Income”). For purposes of measuring Company performance, the Compensation Committee has the discretion to adjust performance measures for unusual nonrecurring items, however, no adjustments were made in 2007 other than for legal settlements and stock-based compensation. The Compensation Committee believes that these two measures motivate the Named Executive Officers and plan participants to focus on expanding the Company’s business and managing profitability.

The Compensation Committee established financial targets which were in excess of the prior year’s performance yet considered achievable at the beginning of the year. The two performance goals were weighted equally. Threshold performance was equal to actual 2006 revenue and Adjusted Operating Income results. Target performance represented a 17.6% and a 14.7% increase in revenue and Adjusted Operating Income, respectively. Maximum performance represented a 35.2% and a 29.3% increase in revenue and Adjusted Operating Income from 2006 actual numbers. The following table presents the performance goals for 2007 at threshold, target and maximum performance levels:

	Performance Levels ($ Millions)
Performance Measure	Threshold	Target	Maximum

Revenues	$112.6	$132.4	$152.2
Adjusted Operating Income	$19.1	$21.9	$24.7

Based on the executive compensation review, the Compensation Committee established a target incentive of 50% of salary for Mr. Damron and a target incentive for the other Named Executive Officers of 40% of salary. Under the Bonus Program, threshold must be achieved before an incentive is paid, and the Named Executive Officers have the opportunity to receive up to 200% of their target incentive at maximum performance. Incentive opportunities for performance between threshold/target and target/maximum are interpolated.

Actual performance resulted in revenues of $115.6 million and adjusted operating income of $15.4 million. Revenues exceeded threshold, resulting in an incentive equal to 7.5% of each executive’s target incentive. Threshold Adjusted Operating Income was not achieved and no incentive was paid related to this goal. Under the plan, Mr. Damron received an annual incentive equal to 3.75% of his salary and the other named executives officers received an incentive equal to 3% of their salaries in 2007.

C. Long-Term Incentives

The Compensation Committee has elected to grant options to the Named Executive Officers and other key employees as the primary long-term incentive vehicle. In making this determination, the Compensation Committee considered a number of factors including: the accounting impact, potential value of option grants versus other equity instruments, and the alignment of equity participants with stockholders. The Company determined that grants of stock options:

•	Enhance the link between the creation of stockholder value and executive compensation;

•	Provide an opportunity for equity ownership;

•	Act as a retention tool; and

•	Provide competitive levels of total compensation.

Options granted in 2007 have a seven-year term and vest over a three-year period, thirty-five percent (35%) on the first and second anniversary of the grant date, and thirty percent (30%) on the third anniversary of the grant date.

The Compensation Committee has determined that annual stock option grants will be made to Named Executive Officers each year at the Compensation Committee’s scheduled June meeting. The Compensation Committee may also make or recommend for Board approval grants of equity awards to Named Executive Officers at other times during the year due to special circumstances, such as new hires or promotions. The Compensation Committee reviews Company performance, potential burn rates and dilution levels to create an option pool that may be awarded to option participants in the form of an annual award. Grants to the Named Executive Officers were determined by the Compensation Committee after reviewing market data provided by Pearl Meyer & Partners in January and May of 2007, and considering each executive’s performance, role and responsibilities.

The Company does not reprice options and if the Company stock price declines after the grant date, the Company does not replace options. The Company does not seek to time equity grants to take advantage of information, either positive or negative, about the Company that has not been publicly disclosed. Option grants are effective on the date the award determination is made by the Compensation Committee and the exercise price of options is the closing market price of Company common stock on the last business day prior to the date of the grant or, if the grant is made on a weekend or holiday, on the prior business day. The Compensation Committee also has the discretion to set the exercise price of options higher than the closing market price of Company common stock on the date prior to the grant date.

D. Benefits

Named Executive Officers are eligible to participate in the Company’s standard medical, dental, vision, disability insurance, life insurance plans and other health and welfare plans provided to other full time employees. Mr. Tsao’s benefits differ modestly from the other Named Executive Officers as his benefits are aligned with those available to other Company employees based in Taiwan.

Retirement Benefits

The Company’s retirement savings plans help the Company’s employees prepare for retirement. The Company’s objectives with regard to retirement savings plans are to provide benefit levels that are competitive when compared to similarly sized companies within the Company’s general industry and that are designed with simple and straightforward terms to enable participants to maximize the value they receive from such plans.

All of the Company’s Named Executive Officers with the exception of Mr. Tsao are entitled to participate in the Company’s 401(k) program.

In addition to those plans available to other employees, managerial employees including the Named Executive Officers may participate in a deferred compensation plan which allows participants the opportunity to accumulate additional savings for retirement on a tax deferred basis. Under the deferred compensation plan eligible employees are permitted to defer a portion of their compensation. The Compensation Committee is authorized to make discretionary contributions to the plan, however, no discretionary payments were made in 2007. The amounts under the plan are required to be paid upon termination of employment. Under the terms of the plan, a termination in connection with a change of control requires a payment of the account balance and, for the Named Executive Officers, would accelerate any vesting of discretionary contributions to the plan.

Employment Agreements and Post Termination Compensation

The Company maintains employment and other compensatory agreements with Messrs. Damron, Rubin and Falter to ensure they will perform their roles for an extended period of time and to protect the Company through various restrictive covenants in the event they terminate their employment with the Company. These agreements provide for severance compensation to be paid if the Named Executive Officer’s employment is terminated under certain conditions, such as involuntary termination, termination by the Company for “cause,” death or disability, each as defined in the applicable agreement.

If the Company terminates the employment of Messrs. Damron, Rubin or Falter, it will be obligated to pay them certain compensation and other benefits as described in greater detail in the Potential Payments Upon Termination or Change in Control table below. The Compensation Committee believes the payments are appropriate because upon termination these executives are bound by confidentiality, non-solicitation and non-compete provisions. This provides the Company with more flexibility to make a management change if such a change is in the best interests of the Company and stockholders.

III.	Limitation on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. “Performance based” compensation is not subject to the limitations on deductibility and the Compensation Committee strives to structure compensation so as to qualify for deductibility. Currently, the Company believes all compensation is deductible. However, the Compensation Committee may authorize compensation that may not be deductible when it deems it to be in the best interest of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of Home Diagnostics, Inc. has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors

Richard A. Upton, Chair
G. Douglas Lindgren
George H. Holley

Summary Compensation Table

The following provides information concerning total compensation earned or paid to our Named Executive Officers for services rendered to the Company during the most recent fiscal year.

Summary Compensation Table

							Non-Equity
						Option	Incentive Plan	All Other
Name and						Awards	Compensation	Compensation	Total
Principal Position(a)	Year(b)	Salary ($)(c)		Bonus ($)(d)		($)(1)(f)	($)(2)(g)	($)(3)(i)	($)(j)

J. Richard Damron, Jr.,	2007	514,423		—		149,206	19,766	8,608	692,003
President and Chief Executive Officer	2006	497,981		472,498	(4)	28,864	—	12,124	1,011,467
Ronald L. Rubin,	2007	279,684		—		181,620	8,539	8,608	478,451
Vice President and Chief Financial Officer and Secretary	2006	271,817		145,040	(4)	251,757	—	8,323	676,937
Gregg A. Johnson,	2007	202,324		—		52,479	5,987	8,608	269,398
Vice President, Consumer Healthcare	2006	197,293		66,627		12,516	—	9,590	286,026
Daniel S. Falter,	2007	184,615		100,000	(5)	50,368	6,024	5,237	346,244
Vice President Marketing
Robert Tsao,	2007	209,435	(6)	—		41,872	6,265 (7)	13,629	271,201
Managing Director, Applied Sciences Corporation	2006	204,372	(6)	70,400		10,850	—	12,850	298,472

(1)	For grants after January 1, 2006, based on Black Scholes fair value and expense recognition under SFAS 123R. For grants prior to January 1, 2006, amount determined based on fair value assumptions for pro forma stock based compensation expense as disclosed in Note 2 to the Company’s audited financial statements in Form 10-K.

(2)	Represents payments under the Company’s 2007 Management Bonus Program (see discussion on page 16 above).

(3)	See table below for detail concerning amounts disclosed in this column.

(4)	Includes discretionary bonus awards for completion of IPO of $250,000 for Mr. Damron and $50,000 for Mr. Rubin.

(5)	Represents bonus related to commencement of employment with the Company on January 15, 2007. Mr. Falter’s annual base salary is $200,000.

(6)	Based on average foreign exchange Taiwan to U.S. dollar conversion rate of 32.53 for 2006 and 32.88 for 2007.

(7)	Based on foreign exchange Taiwan to U.S. dollar conversion rate of 32.34 as of January 25, 2008, date of compensation committee approval.

All Other Compensation

		Perquisites		Company
		and Other		Contributions	Discount
		Personal	Insurance	to Retirement and	on Stock
		Benefits	Premiums	401(k) Plans	Issued	Total
Name	Year	($)	($)	($)	($)	($)

J. Richard Damron, Jr.	2007	—	858	7,750	—	8,608
	2006	—	823	7,500	3,801	12,124
Ronald L. Rubin	2007	—	858	7,750	—	8,608
	2006	—	823	7,500	—	8,323
Gregg A. Johnson	2007	—	858	7,750	—	8,608
	2006	—	823	7,500	1,267	9,590
Daniel S. Falter	2007	—	858	4,379	—	5,237
Robert Tsao	2007	13,629 (1)	—	—	—	13,629
	2006	12,850 (1)	—	—	—	12,850

(1)	Automobile allowance and other miscellaneous benefits.

Plan-Based Awards Granted in Last Fiscal Year

The following table provides information relating to plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2007.

2007 Grants of Plan-Based Awards

						All Other
						Option Awards:		Grant Date
			Estimated Possible Payouts			Number of	Exercise or	Fair Value
			Under Non-Equity Incentive Plan			Securities	Base Price	of Stock
		Board	Awards(1)			Underlying	of Option	and Option
	Grant	Approval	Threshold	Target	Maximum	Options	Awards	Awards
Name(a)	Date(b)	Date	(c) ($)	(d) ($)	(e) ($)	(j) (#)(2)	(k) ($/Sh)	(l) ($)

J. Richard Damron, Jr.	6/5/2007	6/5/2007	—	—	—	42,000	11.20	158,340
	3/13/2007	3/13/2007	—	262,500	525,000	—	—	—
Ronald L. Rubin	6/5/2007	6/5/2007	—	—	—	30,000	11.20	113,100
	3/13/2007	3/13/2007	—	113,400	226,800	—	—	—
Gregg A. Johnson	6/5/2007	6/5/2007	—	—	—	17,500	11.20	65,975
	3/13/2007	3/13/2007	—	79,500	159,000	—	—	—
Daniel S. Falter	6/5/2007	6/5/2007	—	—	—	17,500	11.20	65,975
	1/15/2007	12/20/2006	—	—	—	10,000	10.85	42,500
	3/13/2007	3/13/2007	—	80,000	160,000	—	—	—
Robert Tsao	6/5/2007	6/5/2007	—	—	—	10,000	11.20	37,700
	3/13/2007	3/13/2007	—	83,200	166,400	—	—	—

(1)	Represents estimated possible payments under awards made under the Company’s 2007 Management Bonus Program.

(2)	Represents options awarded under the Company’s 2006 Equity Incentive Plan.

Outstanding Equity Awards

The following table provides information relating to outstanding equity awards granted to the Named Executive Officers as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised Options	Option Exercise	Option
	Unexercised Options	(#) Unexercisable	Price	Expiration
Name(a)	(#) Exercisable(b)	(1)(c)	($)(e)	Date(f)

J. Richard Damron, Jr.	0	42,000	11.20	6/5/2014
	10,500	19,500	12.00	9/26/2016
	49,140	21,060	3.85	4/1/2015
	70,200	0	3.85	5/1/2014
	70,200	0	3.63	12/10/2013
	46,800	0	3.42	12/10/2012
	70,200	0	2.99	1/1/2012
	46,800	0	2.99	12/13/2011
	120,550	0	2.99	8/16/2011
Ronald L. Rubin	0	30,000	11.20	6/5/2014
	7,000	13,000	12.00	9/26/2016
	45,864	19,656	9.51	3/7/2016
Gregg A. Johnson	0	17,500	11.20	6/5/2014
	3,500	6,500	12.00	9/26/2016
	6,552	2,808	3.85	4/1/2015
	9,360	0	3.85	5/1/2014
	11,700	0	3.63	12/10/2013
	11,700	0	3.42	12/10/2012
	30,700	0	2.99	8/13/2009
Daniel S. Falter	0	17,500	11.20	6/5/2014
	0	10,000	10.85	1/15/2017
Robert Tsao	0	10,000	11.20	6/5/2014
	3,500	6,500	12.00	9/26/2016
	4,095	1,755	3.85	4/1/2015
	9,360	0	3.63	12/10/2013
	9,360	0	3.42	12/10/2012
	37,440	0	2.99	8/16/2011
	56,160	0	2.99	12/10/2009

(1)	Mr. Damron’s stock options vest as follows: 14,700 on June 5, 2008; 14,700 on June 5, 2009; 12,600 on June 5, 2010; 10,500 on September 26, 2008; 9,000 on September 26, 2009; and 21,060 on April 1, 2008. Mr. Rubin’s stock option vest as follows: 10,500 on June 5, 2008; 10,500 on June 5, 2009; 9,000 on June 5, 2010; 7,000 on September 26, 2008; 6,000 on September 26, 2009; and 19,656 on November 7, 2008. Mr. Johnson’s stock options vest as follows: 6,125 on June 5, 2008; 6,125 on June 5, 2009; 5,250 on June 5, 2010; 3,500 on September 26, 2008; 3,000 on September 26, 2009; and 2,808 on April 1, 2008. Mr. Falter’s stock options vest as follows: 6,125 on June 5, 2008; 6,125 on June 5, 2009; 5,250 on June 5, 2010; 3,500 on January 15, 2008; 3,500 on January 15, 2009; and 3,000 on January 15, 2010. Mr. Tsao’s stock option vest as follows: 3,500 on June 5, 2008; 3,500 on June 5, 2009; 3,000 on June 5, 2010; 3,500 on September 26, 2008; 3,000 on September 26, 2009; and 1,755 on April 1, 2008.

Option Exercises and Stock Vested Information

The following table provides information relating to option exercises by our Named Executive Officers during 2007.

Option Exercises During 2007

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name(a)	(#)(b)	($)(c)

J. Richard Damron, Jr.	8,250	70,208
Ronald L. Rubin	—	—
Gregg A. Johnson	74,600	645,821
Daniel S. Falter	—	—
Robert Tsao	—	—

2007 Nonqualified Deferred Compensation

Executive
	Contributions	Aggregate Earnings in	Aggregate Balance at
	in Last Fiscal Year	Last Fiscal Year	Last Fiscal Year-End
Name(a)	($)(1)(b)	($)(1)(d)	($)(f)

J. Richard Damron, Jr.	100,000	541	100,541	(2)
Ronald L. Rubin	19,152	839	19,991	(3)
Gregg A. Johnson	—	—	—
Daniel S. Falter	—	—	—
Robert Tsao	—	—	—

(1)	None of the amounts reported under this column are reported as compensation during the fiscal year ended December 31, 2007 in the Summary Compensation Table set forth above.

(2)	$100,000 of this amount was previously reported as compensation to Mr. Damron during the fiscal year ended December 31, 2006 in the Summary Compensation Table set forth above.

(3)	$19,152 of this amount was previously reported as compensation to Mr. Rubin during the fiscal year ended December 31, 2006 in the Summary Compensation Table set forth above.

Potential Payments Upon Termination or Change in Control

Payments to J. Richard Damron, Jr.

The Company entered into an employment agreement with J. Richard Damron, Jr., its President and Chief Executive Officer, as of January 1, 2006. Mr. Damron’s employment agreement expires on December 31, 2008, and provides for an annual base salary of $500,000, which may be increased by the Board of Directors from time to time. Mr. Damron is also entitled to an annual bonus, in the discretion of the board of directors, of up to 50% of his base salary. Under his employment agreement, Mr. Damron received a bonus of $250,000 upon the closing of the IPO in 2006, and will be entitled to an additional $250,000 bonus if at least 80% of the capital stock of the Company is sold by the Company’s stockholders during the term of the agreement in any one or series of related transactions.

In the event that Mr. Damron’s employment agreement is terminated by the Company for “cause”, he will be entitled to receive, after termination, all unpaid compensation earned and payable under his employment agreement through the date of termination.

In the event that Mr. Damron’s employment agreement is terminated by the Company without “cause” or by Mr. Damron upon the occurrence of a “just cause event”, Mr. Damron will be entitled to continue to receive, after such termination, the greater of (A) one year of his then current base salary or (B) all salary that would otherwise have been otherwise due to him under the employment agreement from the date of termination, either, at the option of the Company, as a lump sum or bi-weekly in the same manner and at the same time as if he had not been terminated.

Under Mr. Damron’s employment agreement, “cause” is defined as Mr. Damron’s dishonesty, willful or intentional harm to the Company or failure to comply with a reasonable request of the Board of Directors, material breach of his employment agreement, excessive absence, conviction of a felony under U.S. Federal, state or local laws or any applicable foreign laws, misconduct in connection with or affecting the business of the Company, negligence in performing his duties under his employment agreement, failure to perform his duties under his employment agreement after delivery to him by the Company of written notice identifying the duties not being performed by him or illegal drug use by him; provided, however, that “cause” does not include the refusal of Mr. Damron to accept a material, unconsented reduction in responsibilities and duties or to accept relocation from the offices other than to any comparable office space within 15 miles of his residence (any such reduction or relocation constituting a “just cause event”).

In the event that Mr. Damron’s employment agreement is terminated, (i) he will be allowed to continue to participate in the Company’s health insurance plan during any period that he is receiving bi-weekly compensation under his employment agreement and (ii) the Company must reimburse him for the cost of health insurance made available under COBRA.

In the event that Mr. Damron’s employment agreement is terminated or expires by its terms, he and his spouse will be entitled to continue participation in the Company’s health insurance plan at the Company’s expense until the earlier of the first day of full Medicare benefits eligibility or August 21, 2019, which health insurance plan will continue to provide him and his spouse with benefits that are comparable to those existing at the time of such termination or expiration of his employment agreement.

Pursuant to his employment agreement, Mr. Damron must keep the Company’s trade secrets and confidential information, whether or not prepared or developed by him, in the strictest of confidence at all times, both during and after the term of his employment agreement, and not use or disclose such secrets or information to others without the Company’s written consent, except when necessary to perform his duties with the Company.

Pursuant to his employment agreement, Mr. Damron agreed for twelve months after the termination of his employment with the Company not to (i) engage in, or contribute his knowledge to, any business entity or activity that is in competition with or adverse to the Company’s business activities, including, without limitation, with respect to the blood glucose monitoring business, or (ii) divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the period two years prior to the termination of his employment. Mr. Damron will be permitted to engage in the work or activity described in clause (i) of the preceding sentence if he provides the Company with clear and convincing written evidence, including assurances from his new employer and him, that the contribution of his knowledge to that work or activity will not cause him to disclose, base judgment upon or use any of the Company’s confidential information. If, solely as a result of his non-competition agreement, Mr. Damron is unable to secure employment appropriate to his abilities and training, despite his diligent efforts to do so, the Company will release him from his non-competition obligations, but only to the extent necessary to allow him to obtain such employment. In all other respects, the non-competition and confidentiality restrictions of his employment agreement will continue to apply.

Payments to Ronald L. Rubin

Pursuant to a letter agreement dated December 20, 2006 between Ronald L. Rubin and the Company, in the event that (i) Mr. Rubin’s employment is terminated by the Company at any time without “cause” or (ii) during the 12-month period after a “change of control” of the Company, Mr. Rubin’s employment is terminated by the Company or any successor entity without “cause,” or he is reassigned within the first three (3) years following a change of control with the Company or any successor entity to an office 25 miles or more from Mr. Rubin’s current office location, then he will be entitled to receive:

(i) six months salary continuation at his highest base salary during the past 12 months;

(ii) health benefits for him and his family during the salary continuation period; and

(iii) accelerated vesting of all outstanding stock options.

If Mr. Rubin becomes employed full-time with equivalent benefits following termination, all of the above-described income continuation and medical benefits will cease. However, if the new salary is less than his most recent salary at the Company, the Company will pay the difference between salaries through the end of the six-month salary continuation period.

Under the letter agreement, “change of control” means (i) any ’person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ’beneficial owner’ (as defined in Rule 13(d) under the Exchange Act, directly or indirectly, of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transactions, as a result of which the stockholders of the Company prior to such transaction hold less than fifty percent (50%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Company, or (iv) where the Company has filed a Current Report on Form 8-K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred; and “cause” means (1) the indictment of, or the bringing of formal charges against Mr. Rubin by a governmental authority for charges involving fraud, embezzlement, dishonesty, violence or moral turpitude; (2) his commission of any criminal act; (3) willful misconduct, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by him in the performance of his job; (4) actions by him which cause the Company’s reputation or image to materially suffer; (5) a breach by him of his confidentiality and non-competition agreement; and (6) other events or matters relating to his job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment.

Payments to Daniel S. Falter

The Company and Daniel S. Falter entered into a letter of agreement dated January 22, 2007. The terms and provisions of Mr. Falter’s agreement are substantially the same as Mr. Rubin’s agreement (as described above), except that accelerated vesting of stock options only occurs upon change of control.

Potential Payments Upon Termination or Change in Control

				Involuntary			Termination
	Executive			Not			Following
	Benefits and	Voluntary		for Cause		For Cause	Change of
Name of Executive	Payments Upon	Termination	Retirement	Termination		Termination	Control	Disability	Death
Officer	Termination	($)	($)	($)		($)	($)	($)	($)

J. Richard Damron, Jr.	Severance — Cash	—	—	525,000	(1)	—	775,000	—	—
	Vesting of Stock Options	—	—	—		—	91,060	—	—
	Benefits	85,378	85,378	85,378		85,378	85,378	85,378	44,530

	Total	85,378	85,378	610,378		85,378	951,438	85,378	44,530

Ronald L. Rubin	Severance — Cash	—	—	148,838		—	148,838	—	—
	Benefits	—	—	6,483		—	6,483	—	—

	Total	—	—	155,321		—	155,321	—	—

Daniel S. Falter	Severance — Cash	—	—	100,000		—	100,000	—	—
	Benefits	—	—	6,333		—	6,333	—	—

	Total	—	—	106,333		—	106,333	—	—

Gregg A. Johnson	Vesting of Stock Options	—	—	—		—	12,141	—	—
Robert Tsao	Vesting of Stock Options	—	—	—		—	7,588	—	—

(1)	Represents remaining amounts due under contract.

STANDARDS OF INTEGRITY

The Company has adopted written Standards of Integrity, which set forth the Company’s standards of expected business conduct and which are applicable to all employees of the Company, including the Chief Executive Officer, the principal financial officer, principal accounting officer or controller, and persons performing similar functions (each a “Principal Officer”), as well as the directors of the Company, and satisfies the SEC’s definition of a “Code of Ethics.” A copy of the Company’s Standards of Integrity is available on the Company’s website (www.homediagnostics.com). The Company intends to post amendments to or waivers from its Standards of Integrity (to the extent applicable to or affecting any principal officer or director) on its website.

TRANSACTIONS WITH RELATED PERSONS

The following discussion identifies the Company’s material related person transactions during 2007 in which any of the Company’s directors or executive officers, any person known to the Company to own of record or beneficially over 5% of the Company’s Common Stock, or any member of the immediate family of any such persons had, or has, a direct or indirect material interest.

In April 2007, the Board of Directors approved a written policy with respect to transactions between the Company or its subsidiaries and its directors, executive officers, shareholders owning in excess of 5% of the Company’s common stock, and their immediate family members and affiliates involving more than $10,000, other than (i) the payment of any compensation by the Company to an executive officer or director of the Company for service to the Company in such capacity that has been approved by the Compensation Committee and (ii) any transaction, arrangement or relationship that has been disclosed in any filing by the Company with the Securities and Exchange Commission prior to the date of the adoption of the policy. This policy requires approval by the Audit Committee of such transactions or, where advance approval is not feasible, ratification of such transactions by the Audit Committee as soon as practicable. In reviewing such transactions, the Audit Committee will consider all of the relevant facts and circumstances, including (if applicable) but not limited to, the benefits to the Company, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve or ratify only those transactions with related persons that it determines to be in, or not inconsistent with, the best interests of the Company and its stockholders.

Other related party transactions and arrangements

Donald P. Parson, Vice Chairman of the Board of HDI, is of counsel to the law firm of Satterlee Stephens Burke & Burke LLP, which acts as legal counsel to HDI. During the years ended December 31, 2005, 2006 and 2007 the Company paid legal fees to this firm of $0.1 million, $0.8 million and $0.5 million, respectively.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of April 14, 2008 by (a) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company, (b) each director of the Company, (c) the Company’s Chief Executive Officer and each other named executive officer and (d) all directors and executive officers of the Company as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned.

As of April 14, 2008, there were 17,900,865 shares of the Company’s Common Stock issued and outstanding. The number of shares and the percentage of class beneficially owned by the persons named in the table and by all executive officers and directors of the Company as a group is presented in accordance with Rule 13d-3 of the Exchange Act and includes, in addition to shares actually issued and outstanding, unissued shares that are subject to issuance upon exercise of options and/or warrants within 60 days of such date.

	Amount and
	nature of
	beneficial		Percent
Officers, directors and principal stockholders	ownership(1)		owned

George H. Holley	3,134,939	(2)	17.01%
Judy Salem, individually and as executrix for The Estate of Robert Salem	2,326,212	(3)	12.99%
Royce & Associates LLC	1,857,249	(4)	10.38%
State of Wisconsin Investment Board	1,019,537	(5)	5.70%
Discovery Group I, LLC	932,199	(6)	5.21%
Michael R. Murphy	932,199	(6)	5.21%
Daniel J. Donoghue	932,199	(6)	5.21%
Donald P. Parson	929,384	(7)	5.06%
G. Douglas Lindgren	39,000	(8)	*
Richard A. Upton	22,000	(9)	*
J. Richard Damron, Jr.	572,220	(10)	3.11%
Tom Watlington	4,725	(11)	*
Gregg A. Johnson	109,123	(12)	*
Ronald L. Rubin	67,364	(13)	*
Robert Tsao	171,970	(14)	*
Daniel S. Falter	9,625	(15)	*
All executive officers and directors as a group (14 persons)	6,146,469	(16)	30.97%

*	Less than 1%.

(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.

(2)	Includes 527,217 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 9,583 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period. Mr. Holley’s business address is 2400 NW 55th Court, Fort Lauderdale, Florida 33309.

(3)	Refers to 2,326,212 shares owned directly by The Estate of Robert Salem and indirectly owned by Ms. Salem. The address of the reporting person is 437 Tee Shot Drive, Oxford, CT 06478.

(4)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on April 8, 2008 by Royce & Associates, LLC (“Royce”). Royce reported sole voting power over 1,857,249 shares, sole dispositive power over 1,857,249 shares and no shared voting or dispositive power. The address of the reporting person is 1414 Avenue of the Americas, New York, NY 10019.

(5)	This information is based solely on a Schedule 13G filed with the SEC on February 12, 2008 by State of Wisconsin Investment Board, a government agency that manages public pension funds (“SWIB”). SWIB reported sole voting power over 1,019,537 shares, sole dispositive power over 1,019,537 shares and no shared voting or dispositive power. The address of the reporting person is P.O. Box 7842, Madison, WI 53707.

(6)	This information is based solely on a Schedule 13D jointly filed with the SEC on March 20, 2008 by Discovery Group I, LLC (“Discovery”), Michael R. Murphy (“Murphy”) and Daniel J. Donoghue (“Donoghue”). The reporting persons reported shared voting power over 932,199 shares, shared dispositive power over 932,199 shares and no sole voting or dispositive power. The business address of each of the reporting person is 191 North Wacker Drive, Suite 1685, Chicago, IL 60606.

(7)	Includes 457,825 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 8,775 shares issuable pursuant to options to purchase Common Stock not exercisable until after such date. Also includes 14,625 shares owned by Alberta Parson, Mr. Parson’s wife, and 2,925 shares owned by Alberta Parson as custodian for Emma Parson, Mr. Parson’s daughter, in each case, with respect to which Mr. Parson shares voting and dispositive power. Mr. Parson’s business address is 230 Park Avenue, New York, New York 10169.

(8)	Includes 8,500 shares owned jointly with Mr. Lindgren’s wife as to which Mr. Lindgren shares voting and dispositive power with his wife. Includes 22,000 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 1, 2008.

(9)	Includes 22,000 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008.

(10)	Includes 508,150 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 46,800 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

(11)	Includes 4,725 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 8,775 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

(12)	Includes 82,445 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 17,875 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

(13)	Includes 63,364 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 52,156 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

(14)	Includes 125,170 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 13,000 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

(15)	Includes 9,625 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 17,875 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

(16)	Includes 1,942,541 shares issuable pursuant to options to purchase Common Stock exercisable within 60 days of April 14, 2008. Does not include 292,349 shares issuable pursuant to options to purchase Common Stock not exercisable until after such period.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee was established by the Board of Directors on March 30, 2006 in connection with the Company’s initial public offering. Prior to this date, the functions of the Audit Committee were performed by the Board of Directors as a whole. The Audit Committee is comprised of the three directors named below. The Audit Committee of the Board of Directors is responsible for the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, in its capacity as a committee of the Board of Directors, is also responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the Company’s independent registered public accounting firm regarding financial reporting), and each such registered public accounting firm must report directly to the Audit Committee. The Board of Directors has determined that all three members of the Audit Committee are independent in accordance with NASDAQ Stock Market listing standards, that all three members of the Audit Committee are financially literate, as required by such requirements, as such qualification is interpreted by the Board of Directors in its business judgment, and that Mr. Lindgren is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.homediagnostics.com.

The Company, not the Audit Committee or the Company’s independent registered public accounting firm, is responsible for the preparation of its financial statements and its operating results and for the appropriate safekeeping of the Company’s assets. The Company’s independent registered public accounting firm’s responsibility is to attest to the fair presentation of the financial statements. The role of the Audit Committee is to be satisfied that both the Company and the Company’s independent registered public accounting firm discharge their respective responsibilities effectively. However, no member of the Audit Committee is professionally engaged in the practice of accounting or auditing of the Company’s accounts, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

The Audit Committee met seven times in 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, the Company, and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements. The Audit Committee has discussed significant accounting policies applied in the Company’s audited financial statements, as well as alternative treatments. Management has represented that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with the Company’s independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements, the Company’s internal accounting controls and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T and discussed with the Audit Committee their independence from the Company. The Audit Committee has reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services. The Audit Committee has concluded that the provision of the non-audit services listed in the table under the caption “Audit and Non-Audit Fees” below is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on its review and these meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K, for filing with the SEC. In addition, the Audit Committee has approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

G. Douglas Lindgren, Chairman
Richard A. Upton
Tom Watlington

AUDIT AND NON-AUDIT FEES

In accordance with the rules of the SEC, the following chart outlines fees pertaining to the years ended December 31, 2006 and December 31, 2007 by PricewaterhouseCoopers LLP:

	2006	2007

SERVICES PERFORMED
Audit Fees(1)	$827,647	$836,419
Audit-Related Fees(2)	70,087	7,500
Tax Fees(3)	13,208	14,839
All Other Fees(4)	—	—

Total Fees	$910,942	$858,758

(1)	Audit fees represent fees billed for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s quarterly financial statements and audit services provided in connection with statutory and regulatory filings for those years. Includes approximately $304,000 in 2006 related to the filing of Form S-1 with the Securities and Exchange Commission related to the Company’s initial public offering including comfort procedures and related consultation and advice.

(2)	Audit-related fees represent fees billed primarily for assurance and related services reasonably related to the performance of the audit or reviews of the Company’s financial statements or registration statements.

(3)	Tax fees principally represent fees billed for tax preparation, tax advice and tax planning services for our Taiwan subsidiary.

(4)	All other fees principally would include fees billed for products and services provided by the accountant, other than the services reported under the three captions above.

AUDIT COMMITTEE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

In 2006, the Audit Committee had not formally adopted any pre-approval policies and procedures relating to the provision of audit and non-audit services by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Prior to the Company’s initial public offering in September 2006, each type of audit and non-audit service provided by PricewaterhouseCoopers LLP was approved on an individual basis by management in advance of the rendering of such services. Subsequent to the initial public offering, the Board approved the engagement of PricewaterhouseCoopers LLP to perform the Company’s 2006 and 2007 audits. In April 2007, the Audit Committee established a policy for the pre-approval of audit and non-audit services performed for the Company by the Company’s independent registered public accounting firm, which also specifies the types of services that the Company’s independent registered public accounting firm may and may not provide to the Company. Prohibited services include bookkeeping, appraisal or valuation services and legal services. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include (i) audit services, including audits of the Company’s subsidiaries and services associated with SEC filings and (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation. The term of any pre-approval is 12 months and shall be subject to specific budgeted amounts or ratios as may be determined from time to time by the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services which were addressed in the pre-approval policy, but exceed any pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the Audit Committee. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of pre-approval of non-audit services. The Audit Committee will not delegate its responsibilities concerning pre-approval of services to management. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Company’s independent registered public accounting firm in accordance with this pre-approval policy and the fees for services performed to date. Management is required to report to the Audit Committee its engagement of the independent registered public accounting firm to perform any of the services specifically pre-approved in the policy. The engagement terms and fees related to the Company’s annual audit remain subject to the specific approval of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and SEC Rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock are required to file periodic reports of their initial ownership, and changes in that ownership, with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on its review of copies of such reports received by the Company and written representations of such reporting persons, the Company believes that during fiscal year 2007, all of its directors, executive officers and all holders of more than 10% of its common stock complied with such SEC filing requirements, except that (i) on a late Form 4 filed on February 8, 2008, Judy Salem, individually and as executrix of The Estate of Robert Salem, reported (A) two sale transactions in July 2007 of an aggregate of 44,015 shares of Company common stock held by her individually and (B) seven (7) sale transactions between August and December 2007 of an aggregate of 109,177 shares of Company common stock held by The Estate of Robert Salem, and (ii) on a late Form 4 filed on November 21, 2007, Thomas Gary Neel reported two purchase transactions on November 14 and 15, 2007 of an aggregate of 3,000 shares of Company common stock.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Stockholders Sharing the Same Address

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by oral or written request to the Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309; telephone (954) 677-9201

FORM 10-K ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC (excluding exhibits) is being mailed together with this Proxy Statement. A copy of any Exhibit may be requested by any person in writing by addressing the request to the Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, and stating that such person is a beneficial owner of Common Stock of the Company. A charge equal to the reproduction cost of such exhibit will be made. The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which the Company files periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F Street, NE., Room 1580, Washington, D.C. 20549, or on the Internet at www.sec.gov. A copy of the Company’s Annual Report on Form 10-K is also accessible on the Company’s website at http://www.homediagnostics.com.

The Company’s Standards of Integrity and the Audit Committee’s Charter are also accessible by following the links to “Corporate Governance” on the Company’s website. The Company will furnish copies of such documents without charge to any person requesting such documents in writing addressed to the Secretary, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, and stating that such person is a beneficial owner of Common Stock of the Company.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2009 Annual Meeting of Stockholders must send notice of the proposal to the Company’s Secretary at its principal executive offices, Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309, so that the Company receives that notice by no later than March 4, 2009, unless the date of the Company’s 2009 Annual Meeting of Stockholders is more than 30 days from the anniversary date of the Company’s 2008 Annual Meeting of Stockholders, in which case the deadline is a reasonable time before the Company prints and mails its proxy materials for the 2009 Annual Meeting of Stockholders. If you submit a stockholder proposal, you must provide your name and record address, the number of shares of Common Stock you hold beneficially, the date or dates on which you acquired those shares, and documentary support for any claim of beneficial ownership.

In addition, the Company’s Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting. In general, the procedure provides that stockholders must submit proposals to the Company containing certain information specified in the Company’s Amended and Restated Bylaws not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, in order to be brought before the Company’s 2009 Annual Meeting of Stockholders, any such proposal must be submitted so that the Company receives the proposal no later than the close of business on March 4, 2009.

Stockholders should submit any such proposals to the Company’s Secretary at Home Diagnostics, Inc., 2400 NW 55th Court, Fort Lauderdale, Florida 33309. These requirements are in addition to the SEC’s requirements that a stockholder must comply with to have a stockholder proposal included in our proxy statement. As to all such matters which the Company does not have notice on or prior to March 4, 2009, discretionary authority shall be granted to the persons designated in the Company’s proxy related to 2009 Annual Meeting to vote on such proposal.

By Order of the Board of Directors

Ronald L. Rubin
Vice President, Chief Financial Officer and Secretary

2400 NW 55th Court, Fort Lauderdale, Florida 33309
April 28, 2008

HOME DIAGNOSTICS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME DIAGNOSTICS, INC.
FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 3, 2008
     The undersigned hereby constitutes and appoints J. Richard Damron, Jr. and Ronald L. Rubin, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the Common Stock of Home Diagnostics, Inc. held of record by the undersigned on April 14, 2008 as if personally present at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 3, 2008 and any adjournment or postponement thereof, as designated below:
Election of Directors:

Class II Nominees (to serve a three-year term ending upon the Company’s 2011 Annual Meeting of Stockholders)

G. Douglas Lindgren	☐ FOR	☐ WITHHOLD AUTHORITY

Richard A. Upton	☐ FOR	☐ WITHHOLD AUTHORITY
To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.
☐ FOR           ☐ AGAINST           ☐ ABSTAIN
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME DIAGNOSTICS INC. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE PROPOSALS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY IS TO BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED ON OR PRIOR TO JUNE 2, 2008, 5:00 P.M. EASTERN TIME.

Dated:                                         , 2008

Signature(s)

Print Name
IMPORTANT: Please sign exactly as your name or names appear on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.

Please indicate whether you intend to attend this meeting: ☐ Yes      ☐ No